UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

PARTNERRE LTD.

(Exact Name Of Registrant As Specified In Charter)

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Bermuda (State of Incorporation)	001-14536 (Commission File No.)	Not Applicable (I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road

Pembroke, Bermuda HM 08
(Address of principal executive offices, including zip code)

(441) 292-0888
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2015, PartnerRe Ltd. (“PartnerRe”) entered into an amended and restated employment agreement with David Zwiener, its interim Chief Executive Officer. The amended and restated employment agreement provides that the discretionary bonus, to which Mr. Zwiener was entitled under his existing employment agreement, will be paid on the earlier of (i) the date of the closing of the transaction among PartnerRe and EXOR N.V., Pillar Ltd. and, solely with respect to certain sections of the merger agreement, EXOR S.p.A., (ii) the appointment by the PartnerRe board of directors of a permanent Chief Executive Officer, (iii) April 30, 2016 or (iv) as provided for in connection with a qualifying termination (any such date, the “Bonus Payment Date”). If Mr. Zwiener remains employed through the relevant Bonus Payment Date, he will be eligible to receive (x) a cash bonus in the amount of $3,000,000, in consideration of his efforts as interim Chief Executive Officer from his commencement of employment for PartnerRe through the date of the amended and restated employment agreement, and (y) a cash bonus with a maximum aggregate value of $2,000,000, the amount of which will be determined by the PartnerRe board of directors in its discretion based on its assessment of Mr. Zwiener’s performance from September 2015 through the Bonus Payment Date. Following a qualifying termination, which includes a termination by PartnerRe without cause, by Mr. Zwiener for “good reason,” or for death or disability, Mr. Zwiener will be eligible to receive a pro rata portion of the bonuses described in (x) and (y) above, which will be paid promptly upon an effective release. For this period, Mr. Zwiener will have a target bonus amount of $125,000 for each month during which he is employed, which will accrue monthly and may be earned at a rate of 0% to 200%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTNERRE LTD.
Date:	October 21, 2015	By:	/s/ Marc Wetherhill
			Name:	Marc Wetherhill
			Title:	Chief Legal Counsel